Exhibit 10.2
TAX RECEIVABLE AGREEMENT
among
FXCM INC.
and
THE PERSONS NAMED HEREIN
DATED AS OF _________, 2010

i

Page
Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	19
Section 7.12 Confidentiality	19
Section 7.13 Change in Law	20
Section 7.14 LLC Agreement	20
Section 7.15 Independent Nature of TRA Parties’ Rights and Obligations	20
Section 7.16 Headings	20

ii

TAX RECEIVABLE AGREEMENT
     This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of ________, 2010, is hereby entered into by and among FXCM Inc., a Delaware corporation (the “Corporate Taxpayer”) and each of the other persons from time to time a party hereto (the “TRA Parties”) and each of the successors and assigns thereto.
RECITALS
     WHEREAS, the TRA Parties hold limited liability company interests (the “Units”) in FXCM Holdings, LLC, a Delaware limited liability company (“Holdings”), which is classified as a partnership for United States federal income tax purposes;
     WHEREAS, the Corporate Taxpayer holds and will hold, directly and/or indirectly, Units;
     WHEREAS, the Units that are held by the TRA Parties (as defined below) may be exchanged for cash or Class A common stock (the “Class A Shares”) of the Corporate Taxpayer, subject to the provisions of the Exchange Agreement (as defined below);
     WHEREAS, Holdings and each of its direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which a taxable acquisition of Units by the Corporate Taxpayer from the TRA Parties for cash or Class A Shares (an “Exchange”) occurs;
     WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Exchange Basis Adjustments and Imputed Interest on the liability for Taxes (each as defined below) of the Corporate Taxpayer;
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

     “Agreed Rate” means LIBOR plus 100 basis points.
     “Agreement” is defined in the Recitals of this Agreement.
     “Amended Schedule” is defined in Section 2.3(b) of this Agreement.
     A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
     “Board” means the Board of Directors of the Corporate Taxpayer.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
     “Change in Tax Law” is defined in Section 7.13 of this Agreement.
     “Change of Control” means the occurrence of any of the following events:
(i)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) Dror Niv, any “group” for purposes of Section 13(d) of the Securities Act of 1934 or any successor provisions thereto that includes Dror Niv or any Person more than 50% of the combined voting power of the then outstanding voting securities of which are owned by Dror Niv or any such “group”) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)	the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.
Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.
     “Class A Shares” is defined in the Recitals of this Agreement.
     “Code” is defined in the Recitals of this Agreement.
     “Consolidated Group” means any group of corporations filing consolidated, combined or unitary tax returns of which the Corporate Taxpayer is a member.
     “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Corporate Taxpayer” is defined in the Recitals of this Agreement.

     “Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer or any Consolidated Group filed with respect to Taxes of any Taxable Year.
     “Cumulative Net Realized Tax Benefit” in respect of a TRA Party for a Taxable Year means the cumulative amount of Realized Tax Benefits in respect of such TRA Party for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments in respect of such TRA Party for the same period. The Realized Tax Benefit and Realized Tax Detriment in respect of each TRA Party for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule in respect of such TRA Party, if any, in existence at the time of such determination.
     “Default Rate” means LIBOR plus 500 basis points.
     “Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
     “Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.
     “Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
     “Early Termination Effective Date” is defined in Section 4.2 of this Agreement.
     “Early Termination Notice” is defined in Section 4.2 of this Agreement.
     “Early Termination Schedule” is defined in Section 4.2 of this Agreement.
     “Early Termination Payment” is defined in Section 4.3(b) of this Agreement.
     “Early Termination Rate” means LIBOR plus 100 basis points.
     “Exchange” is defined in the Recitals of this Agreement.
     “Exchange Agreement” means the Exchange Agreement among the Corporate Taxpayer and the TRA Parties dated as of the date hereof.
     “Exchange Basis Adjustment” in respect of a TRA Party means the adjustment to the tax basis of an Exchange Reference Asset in respect of such TRA Party under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges by such Exchange TRA Party, Holdings becomes an entity that is disregarded as separate from its owner for tax purposes) or under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange by such TRA Party, Holdings remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange by such TRA Party and the payments made by the Corporate

Taxpayer in respect of such TRA Party pursuant to this Agreement. For the avoidance of doubt, the amount of any Exchange Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.
     “Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.
     “Exchange Date” means the date of any Exchange.
     “Exchange Reference Asset” in respect of a TRA Party means an asset that is held by Holdings, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange by such TRA Party. An Exchange Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an Exchange Reference Asset.
     “Expert” is defined in Section 7.9 of this Agreement.
     “Hypothetical Tax Liability” in respect of a TRA Party means, with respect to any Taxable Year, the liability for Taxes of, without duplication, (i) any Consolidated Group and the Corporate Taxpayer and (ii) Holdings, but only with respect to the Corporate Taxpayer’s and any other Consolidated Group members’ proportionate share of the Taxes imposed on Holdings, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (i) using the Non-Stepped Up Tax Basis in respect of such TRA Party (as reflected on the applicable Exchange Basis Schedule including amendments thereto for the Taxable Year) and (ii) excluding any deduction attributable to Imputed Interest in respect of such TRA Party for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Exchange Basis Adjustment or Imputed Interest, as applicable.
     “Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.
     “IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.
     “IPO Date” means the date of the IPO.
     “IRS” means the United States Internal Revenue Service.
     “LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

     “LLC Agreement” means, with respect to Holdings, the Third Amended and Restated Limited Liability Company Agreement of Holdings, dated on or about the date hereof, as amended from time to time.
     “Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.
     “Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.
     “Non-Stepped Up Tax Basis” in respect of any TRA Party means, with respect to any Exchange Reference Asset in respect of such TRA Party at any time, the Tax basis that such asset would have had at such time if no Exchange Basis Adjustments in respect of such TRA Party had been made.
     “Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.
     “Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
     “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
     “Pre-Exchange Transfer” means any transfer (including upon the death of a Member) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) of the Code applies.
     “Realized Tax Benefit” in respect of a TRA Party means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability in respect of such TRA Party over the actual liability for Taxes of, without duplication, (i) any Consolidated Group and the Corporate Taxpayer and (ii) Holdings, but only with respect to the Corporate Taxpayer’s and any other Consolidated Group members’ proportionate share of the Taxes imposed on Holdings. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
     “Realized Tax Detriment” in respect of a TRA Party means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of, without duplication, (i) any Consolidated

Group and the Corporate Taxpayer and (ii) Holdings, but only with respect to the Corporate Taxpayer’s and any other Consolidated Group members’ proportionate share of the Taxes imposed on Holdings, over the Hypothetical Tax Liability in respect of such TRA Party for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
     “Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.
     “Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.
     “Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.
     “Senior Obligations” is defined in Section 5.1 of this Agreement.
     “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
     “Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.
     “Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.
     “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
     “Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.
     “Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.
     “Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     “Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
     “Units” is defined in the Recitals of this Agreement.
     “Valuation Assumptions” in respect of a TRA Party shall mean, as of an Early Termination Date, the assumptions that: (1) in each Taxable Year ending on or after such Early Termination Date, each Consolidated Group and the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Exchange Basis Adjustments and the Imputed Interest in respect of such TRA Party during such Taxable Year or future Taxable Years (including, as applicable and for the avoidance of doubt, Exchange Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available; (2) the United States federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date; (3) any loss carryovers generated by any Exchange Basis Adjustments or Imputed Interest in respect of such TRA Party and available as of the date of the Early Termination Schedule will be utilized by the Corporate Taxpayer on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers; (4) any non-amortizable assets will be disposed of (A) with respect to short-term investments, after 12 months and (B) with respect to all other non-amortizable assets, on the fifteenth anniversary of the relevant Exchange Basis Adjustment, provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4); and (5) if, at the Early Termination Date, there are Units held by such TRA Party that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.
ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT
     Section 2.1 Exchange Basis Adjustments. Within 120 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer or the United States federal Consolidated Group, as the case may be, for each Taxable Year in which any Exchange has been effected by any TRA Party, the Corporate Taxpayer shall deliver to the TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement (i) the Non-Stepped Up Tax Basis in respect of such TRA Party of the Exchange Reference Assets in respect of such TRA Party as of each applicable Exchange Date, (ii) the Exchange Basis Adjustment in respect of such TRA Party with respect to the Exchange Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year by such TRA Party, calculated in the aggregate, (iii) the period (or periods) over which the Exchange Reference Assets in respect of such TRA Party are amortizable and/or depreciable and (iv) the period (or periods) over which each Exchange Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable.
     Section 2.2 Tax Benefit Schedule.
     (a) Tax Benefit Schedule. In respect of each TRA Party, within 120 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer or the United States federal Consolidated Group, as the case may be, for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment in respect of such TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail the calculation of the Realized Tax Benefit or Realized Tax Detriment in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
     (b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment in respect of each TRA Party for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of, without duplication, each Consolidated Group and the Corporate Taxpayer for such Taxable Year attributable to the Exchange Basis Adjustments and Imputed Interest, as applicable, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Units acquired in an Exchange or for the Units or other assets acquired in connection with the IPO Transactions, as the case may be. Carryovers or carrybacks of any Tax item attributable to the Exchange Basis Adjustments and Imputed Interest, as applicable, shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Exchange Basis Adjustments or Imputed Interest, as applicable, and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments in respect of a TRA Party attributable to the Exchange Basis Adjustments in respect of such TRA Party (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments and (B) have the effect of creating additional Exchange Basis Adjustments in respect of such TRA Party to Exchange Reference Assets in respect of such TRA Party in the year of payment, and (ii) as a result, such additional Exchange Basis Adjustments in respect of such TRA Party will be incorporated into the current year calculation and into future year calculations, as appropriate.
     Section 2.3 Procedures, Amendments.
     (a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (i) deliver to such TRA Party schedules and work papers, as determined by the Corporate Taxpayer or requested by such TRA Party, providing reasonable detail regarding the preparation of the Schedule and (ii) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by such TRA Party, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such TRA Party the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the applicable Hypothetical Tax Liability in respect of such TRA Party, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by such TRA Party. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which the TRA Party has received the applicable Schedule or amendment thereto unless such TRA Party (A) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (B) provides a written waiver of such right of any Objection Notice within the period described in clause (A) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and any objecting TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and such TRA Party shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).
     (b) Amended Schedule. In respect of each TRA Party, the applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to such TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment in respect of such TRA Party for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment in respect of such TRA Party for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).
ARTICLE III
TAX BENEFIT PAYMENTS
     Section 3.1 Payments.
     (a) Payments. In respect of each TRA Party, within five (5) calendar days after a Tax Benefit Schedule delivered to such TRA Party becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to such TRA Party for such Taxable Year the Tax Benefit Payment in respect of such TRA Party determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tax Benefit Payments (other than amounts accounted for as interest under the Code) in respect of any Exchange exceed 50% of the purchase price for the Units exchanged.
     (b) A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the Net Tax Benefit attributable to such TRA Party and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units or other assets in Exchanges unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” attributable to a TRA Party for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit in respect of such TRA Party as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 in respect of such TRA Party (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments in respect of a TRA Party (whether paid with respect to Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control) shall be calculated by utilizing Valuation Assumptions (1), (3), and (4) in respect of such TRA Party, substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”
     Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.
     Section 3.3 Pro Rata Payments; Coordination of Benefits.
     (a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate tax benefit of the Corporate Taxpayer or any Consolidated Group’s deduction with respect to the Exchange Basis Adjustments or Imputed Interest in respect of all TRA Parties under this Agreement is limited in a particular Taxable Year because the Corporate Taxpayer or applicable Consolidated Group does not have sufficient taxable income, the limitation on the tax benefit for the Corporate Taxpayer or the applicable Consolidated Group shall be allocated among the TRA Parties in proportion to the respective amounts of Realized Tax Benefits that would have been determined under this Agreement in respect of each TRA Party if the Corporate Taxpayer or applicable Consolidated Group had sufficient taxable income so that there were no such limitation.

     (b) If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) the Corporate Taxpayer shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.
ARTICLE IV
TERMINATION
     Section 4.1 Early Termination and Breach of Agreement.
     (a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by the TRA Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporate Taxpayer, on the one hand, and the TRA Party, on the other, as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer exercises its termination rights under this Section 4.1(a), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.
     (b) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this

Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.
     Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment(s) due such TRA Party. Each Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which the TRA Party has received such Schedule or amendment thereto unless the TRA Party (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party are, for any reason, unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the objecting TRA Party shall employ the Reconciliation Procedures. All Early Termination Schedules affected by any changes resulting from a Material Objection Notice shall be updated and the Early Termination Payment(s) due in respect thereof shall be recalculated by the Corporate Taxpayer to take into account such changes.
     Section 4.3 Payment upon Early Termination.
     (a) Within three calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.
     (b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied.
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
     Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.
     Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
     Section 6.1 Participation in the Corporate Taxpayer’s and Holdings’ Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning each Consolidated Group, the Corporate Taxpayer and Holdings, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify a TRA Party of, and keep the TRA Party reasonably informed with respect to, the portion of any audit of any Consolidated Group, the Corporate Taxpayer or Holdings by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, and shall provide to each such TRA Party reasonable opportunity to provide information and other input to the Corporate Taxpayer, Holdings and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and Holdings shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.
     Section 6.2 Consistency. the Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Exchange Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.
     Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate

Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the Corporate Taxpayer, to:
FXCM Inc.
32 Old Slip
New York, New York 10005
Attention: Chief Financial Officer
Facsimile: (212) 897-7662
with a copy (which shall not constitute notice to the Corporate Taxpayer) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Joshua Ford Bonnie
Facsimile: (212) 455-2502
If to the TRA Parties, to:
The address and facsimile number set forth in the records of Holdings.
Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
     Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
     Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 7.6 Successors; Assignment; Amendments; Waivers.
     (a) Each TRA Party may assign any of its rights under this Agreement to any Person in accordance with applicable law as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a TRA Party, as applicable, for all purposes of this Agreement, except as otherwise provided in such joinder.
     (b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain TRA Parties will or may receive under this Agreement unless two-thirds of such TRA Parties so disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
     (c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.
     Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     Section 7.8 Resolution of Disputes.
     (a) Any and all disputes which are not governed by Section 7.9 and which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
     (b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of the TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party, as applicable, of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.
     (c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

          (ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.
     Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the TRA Party agrees otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party or other actual or potential conflict of interest. If the Corporate Taxpayer and TRA Party are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the TRA Party and may be entered and enforced in any court having jurisdiction.
     Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

     Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.
     (a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
     (b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.
     Section 7.12 Confidentiality.
     (a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Holdings and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, Holdings and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.
     (b) If a TRA Party or an assignee thereof commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
     Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to the TRA Party (a “Change in Tax Law”), then at the election of the TRA Party, and to the extent specified by the TRA Party, this Agreement (i) shall cease to have further effect with respect to the TRA Party, (ii) shall not apply to an Exchange by the TRA Party occurring after a date specified by the TRA Party, or (iii) shall otherwise be amended (with respect to the TRA Party only) in a manner determined by the TRA Party provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.
     Section 7.14 LLC Agreement. This Agreement shall be treated as part of the partnership agreement of Holdings as described in Section 761(c) of the Internal Revenue Code of 1986, as amended, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
     Section 7.15 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Part shall be responsible in any way for the performance of the obligations of any other TRA Party under hereunder. The decision of each TRA Party to enter into to this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.
     Section 7.16 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

FXCM INC.
By:
Name:
Title:

Signature Page to Tax Receivable Agreement

TRA Party:

Name:

Name:

Name:

Name:
Signature Page to Tax Receivable Agreement